Exhibit 10.36

*** Certain portions of this exhibit have been ommitted pursuant to a request for confidential treatment separately filed with the Securities and Exchange Commission.

DISTRIBUTION AGREEMENT

        This DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of January, 2003, and effective as of the Effective Date (as defined below), by and between i–STAT Corporation, a Delaware corporation (“Manufacturer”), and Fuso Pharmaceutical Industries, Ltd., a Japanese corporation (“Distributor”).

R E C I T A L S:

A.     Manufacturer is engaged in the business of manufacturing and selling, among other things, those certain Cartridges, Analyzers and Ancillary Products described in Exhibit A attached hereto, which exhibit may be revised from time to time upon mutual agreement of the parties (collectively, the “Products”).

B.     Manufacturer and Distributor entered into that certain Distribution Agreement dated as of August 23, 1988, that certain Instrument Manufacturing License Agreement dated as of August 23, 1988 and that certain Development Agreement dated as of August 23, 1988, each as may have been amended to date (collectively, the “Prior Agreements”), concerning, among other things, the distribution of certain Products by Distributor.

C.     Since the execution of the Prior Agreements, Distributor provided valuable financial assistance to Manufacturer during the start-up of Manufacturer’s business pursuant to the terms and conditions of the Prior Agreements.

D.     Manufacturer and Distributor desire to terminate the Prior Agreements and enter into this Agreement with respect to the distribution of Products by Distributor for the consideration and on the terms and conditions hereinafter set forth.

E.     This Agreement and the Prepayment Agreement (defined below) set forth the terms and conditions of a purchase and sale transaction involving Products between Manufacturer and Distributor and no longer contain a grant of intellectual property rights in any respect, which used to be the case under the Prior Agreements.

        NOW, THEREFORE, the parties hereto do hereby agree as follows:

1. DEFINITIONS.

1.1 “Analyzer” means a device wholly manufactured by Manufacturer that processes one or more Cartridges and is capable of detecting at least one analyte for use in the Field, which devices are designed for the delivery of professionally attended human patient care and veterinary care, and specifically excluding analyzers designed primarily for use in patient self-testing. Should Manufacturer develop an analyzer for the patient self-test market and elect to enter the market in the Territory, Manufacturer and Distributor will negotiate in good faith for a period of ninety (90) days regarding marketing rights. The parties acknowledge that any such agreement would be separate from this Agreement and contain terms, conditions and obligations appropriate to the patient self-test market. Nothing in this Agreement shall obligate Manufacturer to reach an agreement with Distributor for the patient self-test market.

1.2 “Ancillary Products” means those items listed under the heading “Ancillary Products” in Exhibit A hereto, as such exhibit may be revised from time to time upon the mutual written agreement of the parties.

1.3 “Asset Disposition” by Manufacturer means the sale, lease or exchange of all or substantially all of the assets of Manufacturer to any person or entity other than Excluded Persons (as defined in section 1.8 hereof).

1.4 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

1.5 “Cartridge” means the disposable component that contains one or more Sensor Chips and fluid handling channels and operates on an Analyzer or a Phillips Medical Systems integrated device (formerly known as the Hewlett-Packard blood analysis module).

1.6 “Cartridge Removal” means an event where any governmental or regulatory authority in the Territory issues a directive or order that one or more Cartridges be withdrawn from use in the Territory for the reason of safety or quality problems, and Distributor is unable to sell other Cartridges that would reasonably substitute for such withdrawn Cartridges (after exhausting inventory of Cartridges) for a period of not less than ten (10) business days.

1.7 “Cartridge Sales” means the gross volume of Cartridges sold by Distributor to Third Parties, in the case of Third Party customers, for the purpose of consumption by that customer and, in the case of Third Party dealers, for resale and delivery to customers for the purpose of consumption by those customers, in each case net of returns, for use in the Field in the Territory.

1.8 “Change of Control” of Manufacturer means the occurrence of the following: any person (within the meaning of the Securities Exchange Act of 1934, as amended) is or becomes the Beneficial Owner, directly or indirectly, of securities of Manufacturer (not including in the securities beneficially owned by such person any securities acquired directly from Manufacturer or its affiliates other than in connection with the acquisition by Manufacturer or its affiliates of a business) representing fifty percent (50%) or more of the combined voting power of Manufacturer’s then outstanding securities. Notwithstanding the foregoing and solely for the purposes of this Agreement, it shall not constitute a Change of Control for any person or entity who, as of the date of this Agreement, owns securities of Manufacturer representing twenty percent (20%) or more of the combined voting power of Manufacturer’s then outstanding securities (“Excluded Persons”), to increase its combined voting power to fifty percent (50%) or more the combined voting power of Manufacturer’s then outstanding securities.

1.9 “Certificate of Destruction” has the meaning ascribed to it in Section 5.4.2 herein.

1.10 “Effective Date” has the meaning ascribed to it in Section 11.16 herein.

1.11 “Field” means the professionally attended human health care market and the veterinary care market, specifically excluding the patient self-testing market.

1.12 “Fully Burdened Manufacturing Cost” shall mean Manufacturer’s total cost to manufacture including materials, direct labor, indirect labor and materials, manufacturing overhead and yield losses, costs associated with Product testing and required retains, as measured and adjusted on a semi-annual basis. Manufacturing overhead shall include expenses directly related to improving or enhancing performance specifications, quality, reliability, lifetime and/or usability of manufactured Products and expenses associated with the continuous improvements of the manufacturing process.

1.13 “Log Files” means Distributor’s books of accounts and records in written and any other appropriate format (including, without limitation, electronic format) with respect to all of Distributor’s activities under this Agreement including, without limitation, all information necessary to support the information provided on the Resale Certificate attached hereto as Exhibit B.“MHLW” means the Ministry of Health, Labor and Welfare of Japan.

1.14 “Net Sales” means the gross sales amount billed or invoiced to Third Parties for Products, less:

(a)     Rebates granted and allowances, trade, quantity or cash discounts actually allowed or taken;

(b)     Retroactive price reductions imposed by government authorities;

(c)     Fees, commissions or rebates lawfully paid pursuant to contracts with dealers or other Third Party organizations; and

(d)     Amounts actually repaid to a Third Party by reason of rejection or return of defective Product.

1.15 “Prepayment Agreement” has the meaning ascribed to it in Section 4.2 herein.

1.16 “Prepayment Application Amount” means (x) the number of Cartridges (irrespective of their types) sold and shipped by Distributor to Third Parties in the Territory during the period covered by the applicable Resale Certificate in the respective ordinary courses of business of Distributor and Third Parties, multiplied by (y)***.

1.17 “Prepayment Term” has the meaning ascribed to it in Section 4.2 herein.

1.18 “Purchase Order” has the meaning ascribed to it in Section 8.2 herein.

1.19 “Sensor Chip” means a solid state potentiometric, amperimetric and/or conductometric microsensor device or an integrated group of such devices designed to detect the presence and/or quantity of at least one analyte in blood.

1.20 “Territory”means the country of Japan.

1.21 “Third Party” means a customer within the Territory and the Field that purchases Products for its own consumption or a dealer that purchases Products solely for the purpose of resale to customers within the Territory and the Field, each being a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization other than Distributor or Manufacturer and/or their respective affiliates.

1.22 “Warranty Period” shall have the meaning ascribed to it in Section 5.4.1(b) herein.

2.     APPOINTMENT; EXCLUSIVITY.

2.1 Appointment. Effective as of December 31, 2002 (the “Appointment Effective Date”), and subject to the provisions of this Agreement, Manufacturer hereby appoints Distributor as its distributor of Products authorized to sell and ship only within the Territory and solely for use in the Field, and Distributor hereby accepts such appointment, on the basis of each and all of the covenants, agreements, terms and conditions of this Agreement. Manufacturer reserves the right to appoint additional distributors within the Territory for use in the Field during the Non-Exclusive Period (as defined below) and any other period, if any, in which Distributor’s rights become non-exclusive pursuant to Section 3.2. Manufacturer shall have no restriction on its right to appoint distributors outside the Territory, or within the Territory but outside the Field.

2.2 Exclusivity. Distributor’s appointment as distributor of the Products described in Section 2.1 above shall be (a) on a non-exclusive basis during the period commencing on the Appointment Effective Date and terminating December 31, 2003 (the “Non-Exclusive Period”), and (b) unless Distributor fails to achieve either of the Performance Milestones (as defined below) described in Section 3, on an exclusive basis during the period commencing January 1, 2004 and terminating at the end of the Term (as defined in Section 10.1) (the “Exclusive Period”); provided, however, that notwithstanding anything to the contrary in this Agreement, Distributor’s appointment as a distributor of the Products relating to the veterinary care market shall be solely on a non-exclusive basis during the Term (as defined in Section 10.1).

3.     PERFORMANCE MILESTONES.

3.1 Performance Milestones. Distributor agrees that the exclusivity of its rights to sell Products under this Agreement during the Exclusive Period shall be subject to Distributor’s achievement of each of the following performance milestones (the “Performance Milestones”):

    (a)        Distributor’s cumulative sales of at least *** Cartridges to Third Parties in the ordinary course of business in the Field in the Territory between January 1, 2003 and December 31, 2005 (the “First Performance Milestone”); and

    (b)        Distributor’s cumulative sales of at least *** Cartridges to Third Parties in the ordinary course of business in the Field in the Territory between January 1, 2003 and December 31, 2007 (the “Second Performance Milestone”).

    (c)        In the event of a Cartridge Removal in any calendar year, each Performance Milestone shall be reduced by a number of Cartridges documented to be equal to the number of Cartridges corresponding to Net Sales affected by the Cartridge Removal by Distributor to Third Parties during such calendar year, as mutually agreed by Manufacturer and Distributor. The number of Cartridges affected in reduced Net Sales shall be calculated on the basis of the following: (i) the number of relevant Cartridges actually sold by Distributor to Third Parties in the ordinary course of business for the immediately preceding four calendar quarters divided by 365 days (or the appropriate prorated number of days prior to the completion of the first four calendar quarters), multiplied by (ii) the number of days during which the relevant Cartridge Removal lasted. Distributor shall furnish Manufacturer with relevant data to verify information set forth in (i) and (ii) above.

        Distributor acknowledges and agrees that Distributor’s purchases of Cartridges from Manufacturer shall not count toward the achievement of the Performance Milestones unless and until written evidence of Distributor’s resale and delivery of such Cartridges to Third Parties for use in the Field in the Territory, in the ordinary course of business, has been provided to Manufacturer in the form attached hereto as Exhibit B (the “Resale Certificate”). Distributor shall maintain full, complete and accurate Log Files at its principal place of business. Manufacturer shall have the right, upon not less than forty-eight (48) hours advance notice, to inspect and audit the Log Files during Distributor’s normal business hours. All audit rights under this Section 3.1 shall survive the termination of this Agreement for a period of two (2) years, and no Log Files may be destroyed prior to termination of such audit rights. Manufacturer shall bear the costs of any audit conducted pursuant to this Section 3.1; provided, however, that in the event that such audit results in a finding that the information provided in any Resale Certificate reports Cartridge Sales that are greater than actual Cartridge Sales by at least three percent (3%), Distributor shall reimburse Manufacturer for all costs and expenses relating to such audit within fifteen (15) calendar days of receipt of notice of such inaccuracy from Manufacturer, and provide Manufacturer with corrected Resale Certificates. For the avoidance of doubt, such reimbursement right shall be in addition to, and without prejudice to, any other rights or remedies available to Manufacturer.

3.2 Loss of Exclusivity; Early Termination. In the event that Distributor fails to achieve the First Performance Milestone, Distributor’s rights to distribute Products hereunder shall automatically become non-exclusive during the period commencing January 1, 2006 and terminating December 31, 2006, and notwithstanding any other provisions of this Agreement, this Agreement shall automatically terminate on December 31, 2006 without further action by Manufacturer. In the event that Distributor achieves the First Performance Milestone but fails to achieve the Second Performance Milestone, Distributor’s rights to distribute Products hereunder shall automatically become non-exclusive during the period commencing January 1, 2008 and terminating at the end of the Term. Manufacturer shall notify Distributor in writing following the conversion of Distributor’s rights to a non-exclusive basis.

4.     PAYMENTS TO MANUFACTURER.

4.1 Marketing Support Fee.

    (a)        In consideration of Manufacturer’s support services to be rendered in connection with Distributor’s marketing of the Products in the Territory as more fully set forth in Section 5.2 hereof, Distributor shall pay Manufacturer the amount of Two Million Dollars ($2,000,000)(the “Marketing Support Fee”) within thirty (30) days of from the date of execution of this Agreement. Distributor acknowledges and agrees that the Marketing Support Fee does not constitute, and is in no way to be characterized as, a loan or other similar type of agreement. The Marketing Support Fee shall be in addition to, and not be a part of, the Prepayment Amount.

    (b)        In the event of (i) a Change of Control, Asset Disposition of Manufacturer or acquisition of Manufacturer by an Excluded Person and (ii) a material uncured breach by Manufacturer or its successor of any material provision of this Agreement of which Manufacturer or its successor has been provided written notice and opportunity to cure in accordance with the procedures set forth in section 10.3 hereof, where both (i) and (ii) occur on or before December 31, 2003, Manufacturer shall refund to Distributor, within thirty (30) calendar days of receipt of Distributor’s written request, the Marketing Support Fee with no interest payable thereon. Any such written request by Distributor must be made within fourteen (14) calendar days of the occurrence of both (i) and (ii) herein. Manufacturer shall give Distributor written notice of the occurrence and contents of a Change of Control, Asset Disposition or acquisition of Manufacturer by an Excluded Person promptly following the occurrence thereof. After December 31, 2003, the entire Marketing Support Fee shall become non-refundable.

4.2 Prepayment. Distributor shall prepay to Manufacturer on or before October 1, 2003 the amount of Eleven Million Dollars ($11,000,000) (as such amount may be reduced in accordance with this Section 4.2 and/or Section 8.5 from time to time, the “Prepayment Amount”) with no interest payable thereon by Manufacturer under any circumstance, which Prepayment Amount shall be applied to the purchase of Cartridges that Distributor will purchase from Manufacturer and sell to Third Parties between *** (the “Prepayment Term”). Distributor shall be entitled to a refund of all or part of the Prepayment Amount under the terms of, and subject to the conditions of, that certain Prepayment Agreement by and between the parties of even date herewith (the “Prepayment Agreement”). For purposes of this Agreement, Distributor shall, from time to time, but no less frequently than each quarter, certify the number of Cartridges sold under item (x) in the definition of Prepayment Application Amount by delivering a completed and executed Resale Certificate to Manufacturer. Distributor shall then be authorized by Manufacturer to apply the resulting Prepayment Application Amount to open invoices for purchases of Product from Manufacturer. Distributor agrees to uniquely number or otherwise identify each Resale Certificate provided to Manufacturer and to accompany each Resale Certificate with a listing of all prior Resale Certificates and related Prepayment Application Amounts previously presented and the net balance of the remaining Prepayment Amount. Distributor acknowledges and agrees that the Prepayment Amount is a prepayment of amounts that would ordinarily have been paid to Manufacturer in the future for the purchase of Cartridges and does not constitute, and is in no way to be characterized as, a loan or other similar type of agreement. Upon its payment, Manufacturer shall have the unrestricted right to use the Prepayment Amount as working capital, notwithstanding that it has not yet been earned by Manufacturer and may later be subject to a refund to Distributor.

5. OBLIGATIONS OF MANUFACTURER

5.1 Manufacture of Products. Manufacturer shall use commercially reasonable efforts to maintain the necessary manufacturing capability to fill all orders for Products received from Distributor and accepted pursuant to the provisions of this Agreement. In the event of a Product shortage for any reason, Manufacturer shall have the right to allocate or apportion available Products among its customers as Manufacturer, in the exercise of its discretion, and upon prior consultation with Distributor, deems appropriate, without incurring any liability to Distributor. Manufacturer may discontinue the manufacture or sale of any Products, with respect to Analyzers upon twelve months’ prior written notice and with respect to all other Products upon one hundred eighty (180) days’ prior written notice to Distributor. Manufacturer may materially alter the performance of any or all of the Products upon ninety (90) days’ prior notice to Distributor. Manufacturer or its in-country caretaker will use commercially reasonable efforts to secure MHLW regulatory approval for such changes, as required by MHLW. If Manufacturer discontinues the manufacture or sale of any Analyzer, at Distributor’s request Manufacturer will negotiate with Distributor an appropriate length of time for the continued support of that Analyzer beyond the date of discontinuing manufacture or sale, including continuation of software support. For the “200-series” Analyzer, Manufacturer will continue support for at least three (3) years from the date of discontinuing manufacture or sale. Manufacturer will use its best efforts to consult with Distributor prior to any discontinuance of manufacture of any Product or material alteration of any Product where such alteration would require MHLW regulatory approval.

5.2 Marketing Support. Manufacturer shall provide marketing support services outside of the Territory to facilitate Distributor’s marketing of Products, including the marketing of Products as a replacement for laboratory-based blood test devices including, without limitation, (i) annual marketing meetings between representatives of both parties; (ii) marketing seminars and training for Distributor’s sales representatives on a frequency to be mutually agreed; (iii) visits to hospitals in the United States that already purchases large quantities of Products from Manufacturer on a frequency to be mutually agreed; and (iv) regular telephonic and electronic-mail communications on marketing needs with Manufacturer’s marketing officers in the United States. Unless otherwise agreed, Manufacturer and Distributor will each be responsible for their respective expenses and costs.

        Manufacturer shall supply to Distributor at no charge samples of Cartridges in the amounts and on the timeframe as set forth in Exhibit F. Manufacturer shall have sole discretion as to which Cartridge type or types are supplied.

5.3 Documentation. Manufacturer shall furnish Distributor with such quantities of manuals, catalogs, technical information, promotional material and other information and literature as Manufacturer in its sole discretion shall deem appropriate to assist Distributor in the effective distribution, marketing and sale of Products within the Territory.

5.4 Product Warranty/Replacement or Repair/Exclusions/Limitation.

5.4.1 Product Warranty. Manufacturer represents and warrants to Distributor that the Products, that have an expressed warranty, delivered to Distributor hereunder shall:

(a) perform in all material respects in accordance with published claims;

    (b)        be free in all material respects from defects in material and workmanship (i) in the case of Analyzers or Ancillary Products that do not have a labeled shelf life, until 15 months after date of shipment and (ii) in the case of Cartridges and Ancillary Products having a labeled shelf life, the shelf life as labeled by Manufacturer or Manufacturer’s supplier (the “Warranty Period”);

(c) be free and clear of any third party security interest, lien or encumbrance; and

(d) be approved for sale by MHLW in the Territory.

        With respect to clauses (a), (b) and (d) of this Section 5.4.1, the parties acknowledge and agree that any Product not conforming to clauses (a), (b) and (d) of this Section 5.4.1 shall be handled in accordance with Section 5.4.2 and shall not constitute a material breach of this Agreement.

5.4.2 Product Replacement or Repair. At its option, Manufacturer may replace or repair during the Warranty Period any Product, which fails to meet the warranty set forth in Section 5.4.1. Manufacturer will not, after acceptance by Distributor thereof in accordance with the terms hereof, accept returns of Product in exchange for a refund of the purchase price therefor, nor for a credit against the Prepayment Amount. If Manufacturer opts to repair the Product, Distributor shall deliver the Product to be repaired to Manufacturer. If Manufacturer opts to replace the Product, Distributor, at Manufacturer’s instruction and discretion, shall either (i) deliver the Product to be replaced to Manufacturer or (ii) destroy such Product and fax and send by reputable overnight courier to Manufacturer a certificate of destruction, signed by a quality control officer of Distributor acceptable to Manufacturer, substantially in the form of Exhibit D hereto (“Certificate of Destruction”). If Manufacturer determines to repair Products, which fail to meet the warranty set forth in Section 5.4.1, Manufacturer shall bear the cost of shipping them for repair from Distributor’s distribution center to Manufacturer’s facility. Distributor shall reimburse Manufacturer for Products shipped for repair under the warranty, which are subsequently determined not to be defective. Manufacturer shall bear the cost of shipping the replaced or repaired Products to Distributor, unless the underlying Products are determined not to be defective in which case Distributor shall bear the cost of such shipment.

5.4.3 Exclusions. Manufacturer shall have no obligations to Distributor or any Third Party with respect to any defects, damage, or nonconformances of Products that, after delivery to Distributor (as more fully set forth in Section 8.6 hereof), result from improper installation, operation, maintenance or other use by any party other than Manufacturer; unauthorized repair; tampering, unusual environmental operating conditions; or from accidents, or acts of God; or other events of force majeure, as described in Section 11.7 herein. If any Products returned for repair or replacement are not defective or are nonconforming or contain defects where such nonconforming or defective condition is caused by a factor outside the scope of Manufacturer’s warranty, Distributor shall pay Manufacturer, at Manufacturer’s normal service rate, for services performed with respect to such defective returned units, together with any costs of shipping such Products.

5.4.4 Limitation on Warranties. MANUFACTURER MAKES NO WARRANTIES REGARDING THE PRODUCTS OTHER THAN THE EXPRESS WARRANTIES IN THIS SECTION 5.4 AND THERE SHALL BE NO IMPLIED OR STATUTORY WARRANTIES INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT. IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR, ITS AGENTS, DEALERS, DISTRIBUTORS, REPRESENTATIVES, EMPLOYEES, CUSTOMERS OR ANY OTHER THIRD PARTY, FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF REVENUE OR LOSS OF PROFIT, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR THE EXISTENCE, FURNISHING OR FUNCTIONING OF ANY ITEM OR SERVICES PROVIDED FOR IN THIS AGREEMENT OR FROM ANY OTHER CAUSE INCLUDING, WITHOUT LIMITATION, CLAIMS BY THIRD PARTIES, EVEN IF MANUFACTURER HAS BEEN ADVISED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES. MANUFACTURER’S SOLE LIABILITY OF ANY KIND, WHETHER ON WARRANTY, CONTRACT, STRICT LIABILITY OR NEGLIGENCE GROUNDS, WITH RESPECT TO THE PRODUCTS FURNISHED UNDER THIS AGREEMENT SHALL BE LIMITED TO THE REPAIR OR REPLACEMENT OF ANY DEFECTIVE PRODUCTS; PROVIDED, HOWEVER, THAT MANUFACTURER SHALL BE UNDER NO OBLIGATION TO MAKE REPAIRS OR PROVIDE REPLACEMENTS NECESSITATED IN WHOLE OR IN PART BY CATASTROPHE, FAULT OR NEGLIGENCE OF THE CUSTOMER OR OTHER USER OR ANY THIRD PARTY, IMPROPER OR UNAUTHORIZED MODIFICATION AND/OR USE OF PRODUCTS, USE OF PRODUCTS IN A MANNER FOR WHICH THEY WERE NOT DESIGNED OR INTENDED OR BY CAUSES EXTERNAL TO THE SUBJECT PRODUCT INCLUDING, WITHOUT LIMITATION, SHIPPING DAMAGE.

6. OBLIGATIONS OF DISTRIBUTOR

6.1 Generally. Distributor shall at all times and at its own cost and expense use commercially reasonable efforts and all due diligence to energetically and aggressively develop the Territory, to promote the sale of the Products therein and to enhance the reputation and goodwill associated with the Products including, without limitation, to develop and implement a marketing program to position the Products as superior to and a replacement for competing laboratory-based products. In connection therewith, Distributor shall maintain warehouses and other facilities suitable for performance of all its obligations hereunder; shall provide aggressive, dedicated, continuous representation within and throughout the Territory by means of actual trained and competent sales personnel contact with existing and prospective customers of the Products in the Field in the Territory; shall provide training and in-house services to existing and prospective customers of the Products in the Field in the Territory in order to achieve the maximum level of efficiency of utilization of Cartridges; and shall hire and maintain a sales staff sufficient in number, qualifications and training to aggressively promote and market the Products in the Field in the Territory.

6.2 Conduct of Business and Expenses. Distributor shall conduct its business consistent with the provisions of this Agreement and all applicable laws, which may in any way relate to sale or distribution of the Products in the Field in the Territory. Distributor shall maintain in effect at all times the necessary registrations and licenses with any and all governmental agencies and other authorities which may be required under the laws of the Territory in order to conduct the contemplated business in the Field in the Territory. Distributor shall be responsible for all expenses incurred in connection with the operation of its business and its activities hereunder including, without limitation, all expenses for appropriate and customary advertising, promotional items and trade shows, and all communication, travel and accommodations; and shall be responsible for all acts, omissions and expenses of its officers, directors, agents, employees and representatives. Distributor and any Third Party to whom Distributor sells Products shall not conduct business outside of the Territory, nor outside of the Field within the Territory, without the prior written consent of Manufacturer.

6.3 Warranty/Product Quality. Distributor shall have no authority to modify or supplement Manufacturer’s standard form of limited warranty. Distributor shall be solely responsible for any modified or supplemental warranty with respect to the Products made to Distributor’s customers, and Distributor shall indemnify, defend and hold harmless Manufacturer and its Related Persons (as defined below) from and against any Claims (as defined in Section 6.4 hereof) asserted against and, any losses or damages suffered by Manufacturer or any of its Related Persons, directly or indirectly, in connection therewith. Distributor shall provide Manufacturer with prompt written notice specifying in reasonable detail all problems related to the Products, without limitation, warranty matters, defects and customer complaints, which come to the attention of Distributor. Distributor shall cooperate with Manufacturer in any recall of any Products, as appropriate. Distributor shall make no modifications of the Products.

6.4 Indemnification. Distributor shall indemnify, defend and hold harmless Manufacturer and Manufacturer’s Related Persons (as defined in this Section 6.4) from and against any and all liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, suits, demands, legal proceedings, investigations, assessments and similar matters including, without limitation, attorneys’ and other experts’ fees (collectively, “Claims”), directly or indirectly resulting from or arising out of the inaccuracy or breach of any representation or warranty made by Distributor, the failure of Distributor to fully and completely perform and comply with its obligations hereunder or any act or omission of Distributor or any of Distributor’s Related Persons. Manufacturer shall have the right, in its sole discretion, to offset against any amounts due and payable to Distributor, or against any remaining balance of the Prepayment Amount, any amounts due and payable to Manufacturer pursuant to this Section. In the event that any claim, suit or other legal proceeding is brought against Distributor in connection with any of the Products, or the sale or use thereof, Distributor shall promptly notify Manufacturer thereof in writing and in reasonable detail and Manufacturer may elect to defend such matter by counsel selected by Manufacturer and, in the event of such defense, Distributor shall, and shall cause its Related Persons to, fully cooperate with Manufacturer and its counsel in the conduct of such defense. For purposes of this Agreement, “Related Persons” of any party to this Agreement shall mean the officers, directors, shareholders, affiliates, agents, representatives, employees, successors and assigns of such party.

6.5 Insurance. Distributor shall obtain and maintain a policy of comprehensive business liability insurance including without limitation public liability and property damage insurance, issued by an insurer reasonably acceptable to Manufacturer. Such policy shall name Manufacturer as an additional insured and shall be in amounts, respectively, that are reasonable and customary in the Territory for medical products companies of comparable size and activities, but in no event less than Four Million Dollars ($4,000,000) per occurrence. Distributor shall furnish Manufacturer with a certificate of insurance evidencing such insurance within thirty (30) days of the execution of this Agreement and shall provide Manufacturer at least thirty (30) days’ prior written notice of cancellation or material modification of such insurance, all of which shall be satisfactory, in form and substance, to Manufacturer.

6.6 Sales to Third Parties. Distributor shall sell Products to Third Parties, whether directly to customers for their own consumption and usage or to its dealers for the express purpose of resale to customers and in the ordinary course of business with such dealers, and Distributor shall not stock its customers’, its dealers’ and its inventories with Products in excess of inventories maintained in its customers’, its dealers’ or its ordinary course of business.

7.     REPRESENTATIONS AND WARRANTIES.

7.1 Representations and Warranties of Manufacturer. Manufacturer hereby represents and warrants to Distributor that, as of the Effective Date:

    (a)        Manufacturer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

    (b)        Manufacturer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken.

    (c)        This Agreement has been duly executed and delivered by Manufacturer and constitutes the legal, valid and binding obligation of Manufacturer, enforceable against Manufacturer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

    (d)        Manufacturer has obtained, and shall obtain, through its in-country caretaker in the Territory, all approvals necessary for Products to be sold in the Territory including, without limitation, approval from MHLW.

7.2 Representations and Warranties of Distributor. Distributor hereby represents and warrants to Manufacturer that, as of the Effective Date:

    (a)        Distributor is a corporation duly incorporated, validly existing and in good standing under the laws of Japan.

    (b)        Distributor has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken to authorize such execution, delivery, and consummation have been duly and properly taken.

    (c)        This Agreement has been duly executed and delivered by Distributor and constitutes the legal, valid and binding obligation of Distributor, enforceable against Distributor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

    (d)        Distributor has taken, and shall take, all actions required under any applicable law or regulation necessary for Distributor to distribute Products hereunder including, without limitation, notification under Pharmaceutical Law to MHLW.

8. ORDERING AND DELIVERY OF PRODUCTS

8.1 Forecasts. Distributor shall furnish Manufacturer with, no later than forty-five (45) calendar days before the beginning of each calendar quarter, a written forecast of Product purchase requirements for each of the next six sequential calendar quarters. The quantity for each Product set forth in the first such calendar quarter shall constitute a binding purchase commitment by Distributor in such quarter, which Distributor shall simultaneously confirm with Purchase Orders pursuant to Section 8.2 herein. The quantity for each Product ordered in the second such calendar quarter shall not vary by more than 10% from the original forecast for such quarter without Manufacturer’s prior written consent which may be withheld or delayed in its sole discretion. The quantity for each Product ordered in the third and fourth such calendar quarters shall not vary by more than 20% from the original forecast for each such quarter without Manufacturer’s prior written consent which may be withheld or delayed in its sole discretion.

8.2 Purchase Orders. Each order by Distributor for shipment of Products shall be by firm purchase order in writing on Manufacturer’s standard form, a copy of which is attached hereto as Exhibit E (each, a “Purchase Order”). Each such Purchase Order shall be sent by facsimile or electronic mail. Manufacturer may accept any such Purchase Order in whole or in part in accordance with allocation procedures set forth in Section 5.1 by actual delivery in accordance with the terms of Purchase Order. Manufacturer shall use its commercially reasonable efforts to honor any shipping instructions set forth in a Purchase Order; provided, that notwithstanding the terms of a Purchase Order, Manufacturer shall confirm via electronic mail with Distributor the anticipated shipment date for each such order.

8.3 Price of Products. The initial prices to be paid by Distributor as of the Effective Date for each type of Product are as specified in Exhibit C attached hereto. Such prices may be adjusted by Manufacturer as required to reflect market conditions, costs of components or other costs of manufacture and supply of the Products. Such price adjustments shall be effective upon sixty (60) days prior written notice to Distributor and shall be applicable to new Purchase Orders from Distributor received by Manufacturer after such date. All Product prices shall be exclusive of any applicable customs charges and duties; sales, use, privilege, excise and similar taxes; and transportation, rigging, handling charges, insurance costs and other expenses associated with the delivery of the items ordered to the destination specified by Distributor, which shall be at Distributor’s sole expense. Distributor shall have the right to audit Manufacturer’s Fully Burdened Manufacturing Cost, upon not less than forty-eight (48) hours advance written notice during normal business hours. Distributor shall bear the costs of any audit conducted pursuant to this Section 8.3. At each change of Manufacturer’s Fully Burdened Manufacturing Cost, Manufacturer will provide Distributor with an explanation of changes from the previously established Fully Burdened Manufacturing Cost.

8.4 Terms and Conditions. All Products purchased by Distributor shall be sold F.O.B. Manufacturer’s designated shipping location and shall be subject to such additional terms and conditions of sale as shall be specified on each Purchase Order. In the event of conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern. Any other terms and conditions shall be wholly inapplicable to this Agreement and to the individual orders hereunder.

8.5 Payment Requirements. With respect to the purchase of Products, payment of the net invoice price for all Products purchased by Distributor shall be received by Manufacturer within thirty (30) days after Manufacturer delivers finished goods to Distributor’s designated carrier or freight forwarder at Manufacturer’s designated shipping location. Distributor shall pay in cash any balance remaining after offsetting the purchase price against any Prepayment Application Amount. In the event that Distributor fails to pay Manufacturer in a timely manner as required by this Section 8.5, any unpaid balance shall be subject to a late charge at the rate of one percent (1%) per month for each month or portion thereof during which such payment is overdue or, if lower, the highest rate then permitted by applicable law. In addition, Manufacturer may, at its option, suspend all shipments to Distributor (including stoppage in transit), may require that future shipments be paid for in advance or may make any other credit arrangements satisfactory to Manufacturer in its sole discretion. Manufacturer’s rights pursuant to this Section 8.5 shall be cumulative and without prejudice to Manufacturer’s right to declare Distributor in default under this Agreement by reason of such delinquency, and Manufacturer shall have the right to avail itself of any and all other remedies to which it may be entitled hereunder, at law or in equity including immediately offsetting any such amounts due and owing, plus late charges, against the Prepayment Amount.

8.6 Delivery; Acceptance; Risk of Loss. Delivery and acceptance of delivery of any order hereunder shall be deemed to occur upon Manufacturer’s delivery of the Products to the carrier or freight forwarder at Manufacturer’s facility selected by Distributor. Title to and risk of loss of all Products sold hereunder shall pass to Distributor upon such delivery, and the risks of loss, damage or delay in transit shall be solely the responsibility and risk of Distributor.

9. INTELLECTUAL PROPERTY MATTERS

9.1 Trademarks. Unless specifically agreed in writing in advance, Distributor shall have no right to use the trademarks, trade names, trade dress or logotypes that Manufacturer applies to its Products or otherwise uses in its business (collectively, “Trademarks”) in the name of Distributor’s business, on the exterior or interior of its business premises or otherwise to identify its business. Distributor shall market and sell the Products without removing, adding to, or altering any labels, trade names, trademarks, notices, labels, serial numbers or other identifying marks, symbols or legends affixed to any of the Products or their containers or packages, without the need to secure a prior written consent of Manufacturer. Manufacturer and Distributor hereby agree that no license of any kind is granted by Manufacturer to Distributor under this Agreement.

9.2 Proprietary Information. (i) Distributor hereby acknowledges that certain of the information provided to Distributor by Manufacturer hereunder including, without limitation, Product drawings, specifications, technical information, customer contacts or lists and other information and literature, constitutes proprietary and confidential trade secret information of Manufacturer. Distributor shall not disclose any such trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, without the prior written consent of Manufacturer. Any and all such trade secrets shall remain the sole and exclusive property of Manufacturer and shall be returned to Manufacturer or destroyed (to be certified by President of Distributor in form and substance acceptable to Manufacturer) immediately upon expiration or termination of this Agreement for any reason.

    (ii)        Manufacturer hereby acknowledges that certain of the information provided to Manufacturer by Distributor hereunder including, without limitation, Third Party contacts or lists, sale prices to Third Parties, sales statistics of Products in the Territory and other information and literature, constitutes proprietary and confidential trade secret information of Distributor. Manufacturer shall not disclose any such trade secrets, directly or indirectly, or use them in any way, either during the Term or at any time thereafter, without the prior written consent of Distributor. Any and all such trade secrets shall remain the sole and exclusive property of Distributor and shall be returned to Distributor or destroyed (to be certified by President of Manufacturer in form and substance acceptable to Distributor) immediately upon expiration or termination of this Agreement for any reason.

9.3 Conflicts of Interest; Competitive Products. To avoid any conflict between its other business activities and its obligations to Manufacturer hereunder, Distributor shall not, during the Exclusive Period,, without the prior written consent of Manufacturer, directly or indirectly (a) purchase, solicit the sale of, promote the sale of, sell, exhibit for sale, distribute or manufacture any product competitive with or of like nature to any of the Products in the Field in the Territory, (b) act as distributor, broker, representative, agent, dealer or in any other capacity on behalf of the manufacturer, importer or distributor of any such competitive or similar product, (c) do any act to impair, prejudice or harm the goodwill of Manufacturer or the relationship or dealing between Manufacturer and any actual or potential customer, dealer or other Third Party or between Manufacturer and any of its employees, (d) own equity in any competitor of Manufacturer (excluding securities representing up to 1% of the combined voting power of the outstanding securities of any publicly-traded company), (e) knowingly hire or retain as an employee, consultant, independent contractor or in any other capacity any employee or former employee of Manufacturer who was involved in the performance of this Agreement, without the prior written consent of Manufacturer, or (f) assist any other person or entity in any such acts.

9.4 Relief. Distributor acknowledges that (a) the restrictions contained in Sections 9.1 through 9.3 hereof shall apply in all areas where such application is permitted by law, (b) the provisions of Sections 9.1 through 9.3 are reasonable and necessary to protect the legitimate interests of Manufacturer, (c) the restrictions contained in Sections 9.1 through 9.3 will not prevent Distributor from earning or seeking a livelihood, and (d) any violation of Sections 9.1 through 9.3 by Distributor would result in irreparable harm to Manufacturer. Accordingly, Distributor consents and agrees that if, after receipt of written notice from Manufacturer, it continues to violate Section 9.1 or 9.2 for a period of forty-eight (48) hours, or in the case of other provisions of this Agreement for a period of ten (10) or more business days, Manufacturer shall be entitled, in addition to other remedies available to it, to injunctive relief, without the necessity of bond or other undertaking, to be issued by any court of competent jurisdiction restraining Distributor from committing or continuing any violation of this Agreement.

        In the event that the whole or any part of the provisions of Sections 9.1 through 9.4 hereof shall be determined to be invalid by reason of the extent, duration, scope or other provision set forth therein, the extent, duration, scope or other provision, those sections shall be reduced so as to cure such invalidity and in its reduced form the provisions of Sections 9.1 through 9.3 shall be enforceable in the manner contemplated hereby.

9.5 Infringement. In the event of any demand, suit, action or other proceeding against Distributor involving any claim of infringement based upon Distributor’s sale of the Products, whether based on laws of the United States, Japan, or any other country, Distributor shall promptly send Manufacturer copies of all papers delivered or served with respect to such demand, or in such suit, action or other proceeding. At its option, Manufacturer may, at its sole cost and expense, defend all claims of infringement set forth in any such demand, suit, action or other proceeding. Distributor shall provide testimony and other evidence against such demand, or in suit, action or other proceeding, and shall otherwise cooperate with Manufacturer in any way necessary or desirable in order to permit Manufacturer successfully to defend such demand, suit, action or other proceeding.

10. TERM AND TERMINATION

10.1 Term. Unless earlier terminated pursuant to Section 3.2 and another provision of this Section 10, the term of this Agreement (the “Term”) shall commence on the date first set forth above and shall expire on December 31, 2008.

10.2 Negotiation of Possible Extension of Term. In the event that Distributor achieves both Performance Milestones, the parties shall, during the 60-day period commencing on January 1, 2008, negotiate in good faith the terms of a possible extension of the Term. The parties agree that neither of them has entered into any agreement to negotiate a definitive future agreement for the extension of the Term pursuant to the terms of this Section 10.2, and that the provisions of this Section 10.2 shall not be deemed to constitute such definitive agreement. The parties further agree that this Section 10.2 imposes no burden to negotiate further the terms and conditions of any such extension until January 1, 2008.

10.3 Termination. (i) Manufacturer may terminate this Agreement effective immediately upon delivery of written notice to Distributor in the event of the occurrence of any of the following: (a) Distributor’s breach of duty to perform or observe any material provision of this Agreement that is not cured within thirty (30) days after receipt of written notice of such breach from Manufacturer, provided, that in the event such material breach is incurable, no such cure period is required prior to termination; (b) Distributor becomes bankrupt or insolvent or any agreement or court proceeding is initiated relating to Distributor’s financial instability; (c) failure to maintain Distributor’s account on a current basis and in accordance with Manufacturer’s terms and conditions of sale; (d) the sale or transfer of more than fifty percent (50%) of the fair market value of the ownership of Distributor, or the sale or transfer of the assets of Distributor to which this Agreement relates, without Manufacturer’s prior written consent; ; or (e) as set forth in Section 3.2 herein.

    (ii)        Distributor may terminate this Agreement effective immediately upon (a) delivery of written notice to Manufacturer in the event of Manufacturer’s breach of duty to perform or observe any material provision of this Agreement that is not cured within thirty (30) days after receipt of written notice of such breach from Distributor, provided, that in the event such material breach is incurable, no such cure period is required prior to termination; (b) an order or administrative guidance that has the effect of law by MHLW to cease importation and sale of substantially all of the Products in the Territory or revocation of the existing approvals by MHLW to import and sell substantially all of the Products in the Territory such that continued marketing and distribution of Products is judged impractical by mutual agreement of the parties without any fault on the part of the Distributor; or (c) Manufacturer initiates insolvency proceedings for liquidation.

    (iii)        Upon return of the Marketing Support Fee and/or Prepayment Amount, this Agreement shall automatically terminate.

10.4 Consequences of Termination. Upon the expiration or termination of this Agreement for any reason, (a) all sums which either party then owes to the other hereunder shall become immediately due and payable including, without limitation, any refund payable to Distributor under the Prepayment Agreement, (b) all remaining obligations of Manufacturer to make deliveries and sales hereunder shall immediately cease, except that Manufacturer, in its sole discretion, may deliver to Distributor Products previously ordered by Distributor in a binding purchase order (for which Distributor shall pay in accordance with the terms of this Agreement), (c) Distributor shall immediately discontinue any use of Manufacturer’s Trademarks and any related marks or names, and shall cease to hold itself out as an authorized distributor of Manufacturer, (d) Distributor shall immediately return to Manufacturer all catalogs, drawings, specifications, technical information, promotional material and other information and literature concerning the Products as have previously been furnished to Distributor by Manufacturer or furnish a certificate signed by the President of Distributor certifying that all of the foregoing have been destroyed, (e)  any remaining inventory shall be repurchased by Manufacturer at the original net invoice price or, to the extent not saleable, shall be destroyed by Distributor at no cost to Manufacturer, (f) the Prepayment Amount shall be reduced in accordance with this Agreement with respect to all amounts due and owing to Manufacturer, (g) Distributor shall promptly deliver to Manufacturer, with respect to Third Parties to which Products have been sold by Distributor, Third Party lists, which shall include, without limitation, the Third Party name, contact person, telephone and fax numbers, address and electronic mail address, and other relevant contact information, Third Party purchase history for the most recent twelve (12) month period and all pricing agreements with Third Parties and (h) the provisions of Sections 6.4, 6.5, 9.2 through 9.4 and 11 hereof shall survive such termination.

10.5 No Liability. Manufacturer shall not be liable by reason of the termination, expiration or nonrenewal of this Agreement to Distributor for compensation, reimbursement or damages on account of any loss of prospective profits on anticipated sales or on account of expenditures, investment, leases, or other commitments relating to the business or goodwill of Distributor. Distributor agrees to indemnify Manufacturer and the Related Persons from all Claims of Third Parties including, without limitation, its dealers, customers, medical representatives, agents, employees or representatives for similar compensation, reimbursement or damages.

11. MISCELLANEOUS

11.1 Termination of Prior Agreements. The parties acknowledge and agree that effective as of the Effective Date, this Agreement shall supersede the Prior Agreements, and the Prior Agreements shall terminate and be of no further force or effect, provided, however, that Distributor’s duty to indemnify Manufacturer under such agreements for acts and omissions occurring during their terms shall survive and remain in full force and effect.

11.2 Relationship of Parties. Manufacturer and Distributor each hereby acknowledges that it is an independent entity and is not subject to the control of the other party hereto in any manner except as specifically provided in this Agreement. Nothing herein shall be construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other party hereto.

11.3 Foreign Corrupt Practices. Distributor represents that it is familiar with the Foreign Corrupt Practices Act of 1977 and will comply with said act and is aware of the sensitive nature of international contracting and the types of impropriety, which have received widespread publicity concerning some such contracts. Distributor will at all times conduct its work under this Agreement so as to strictly abide by the laws of the United States and Japan, and will at all times avoid any situation which would cause any representative or agent of the government to appear to have a conflict of interest.

11.4 Export Regulation Requirements. Distributor agrees to give a written statement disclosing all political contributions, fees, or commissions in respect to such sales. A “political contribution” includes any loan, gift, donation, or other payment offered directly or indirectly whether in cash or in kind, with a value of $1,000.00 or more to or for the benefit of any candidate, committee, political party, political faction or government or employee or office or official thereof to secure the conclusion of a sale; provided, however, that the foregoing prohibition does not include charges required to be paid by applicable law. A “fee or commission” includes any loan, gift, donation, or other payment valued at $1,000.00 or more offered directly or indirectly in cash or in kind to secure a sale. These requirements are explained in detail in title 22, Chapter 1, of Part 130 of the United States Code of Federal Regulations. Distributor agrees to comply and assist Manufacturer in complying with such laws. The inclusion of this provision in the Agreement should not be construed as approval of any such expenditures.

11.5 Notices. Any and all notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, at the time of receipt if by confirmed facsimile or (excluding notices of breach of termination) electronic mail for which delivery failure message has not been received, or five (5) days after mailing when deposited with a reputable international courier service, addressed to the parties at the following addresses or to such other addresses as either of the parties hereto may from time to time in writing designate to the other party hereto:

11.6 Time. Time is of the essence of this Agreement with respect to each and every provision of this Agreement in which time is a factor.

11.7 Force Majeure. If either Manufacturer or Distributor shall be unable, by reason of any event referred to herein as “force majeure,” to carry out its obligations under this Agreement, either wholly or in part, the party so failing shall give notice and particulars in reasonable detail of such event or events in writing to the other party as soon as possible after the occurrence of any such event, and thereupon such obligation shall be suspended during the continuance of such cause which, however, shall be remedied or removed with all possible dispatch; and the obligations, terms and conditions of this Agreement shall be extended for such period as may be reasonably necessary for the purpose of making good any suspension so caused, provided that no claim for suspension shall be made by either party when the period of suspension so caused shall be less than ten (10) consecutive business days. The events referred to herein as “force majeure” shall include fire, casualty, unavoidable accident, failure of the usual sources of supply, strikes, labor conditions, lockouts, war, acts of God, the enactment of any federal, state or municipal law or ordinance or the issuance of any executive, administrative or judicial order or action, whether federal, state or municipal, or of any other legally constituted authority, cooperation with the United States Food and Drug Administration or any health regulatory authority, accidents to machinery or any other cause not within the control of the party claiming relief from any of the requirements of this Agreement and that, by the exercise of due diligence, the party is unable to prevent or overcome. Mere inability to make any payment of money required hereunder shall not constitute an event of “force majeure.”

11.8 Waiver. No delay or failure by either party to exercise any right, power or remedy with regard to any breach or default by the other party under this Agreement shall impair any such right, power or remedy and shall not be construed to be a waiver of any breach or default of the same or any other provision of this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any party of or to any breach or default by the other party shall be effective only if in writing and shall not be construed to be a waiver, permit, consent or approval of or to any succeeding breach or default or a waiver of any provision of this Agreement.

11.9 Assignment. This Agreement is personal to Distributor and may not be assigned in whole or in part by Distributor (including by operation of law) without the prior written consent of Manufacturer, which may be withheld in Manufacturer’s sole discretion.

11.10 Successors. The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

11.11 Applicable Law. The existence, validity, construction and operational effect of this Agreement, and the rights and obligations hereunder of each of the parties hereto, shall be determined in accordance with the laws of the State of New York and the United States of America, provided that any provision of this Agreement which may be prohibited by or otherwise held invalid under such law shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement. Both Manufacturer and Distributor shall comply with the export control laws and regulations of the United States, and neither Manufacturer nor Distributor shall, directly or indirectly, export or re-export any Product in any manner contrary to the applicable export control laws or laws and regulations of the United States or any country. Both parties hereby confirm their intention to exclude application of the United Nations Convention on the International Sale of Goods if such Convention would otherwise be applicable to any transaction contemplated by this Agreement.

11.12 Dollar Denomination. Unless otherwise specified all amounts stated in this Agreement as payable in United States Dollars.

11.13 Tax Withholding. In the event any payment under this Agreement is subject to tax withholding by the government of Japan, such tax amount shall be deducted from payments owed by Distributor to Manufacturer. Manufacturer shall be provided with the appropriate tax receipts in order to enable it to receive the United States tax credits therefor.

11.14 Controversy. In the event of any controversy, claim or disputes between the parties arising out of or relating to this Agreement, such controversy, claim or dispute shall be settled by mutual consultation between the parties in good faith as promptly as possible, but failing an amicable settlement shall be finally settled by arbitration. If based upon a claim by Distributor against Manufacturer, the arbitration shall be held in New York City and shall be conducted in accordance with the rules of arbitration of the American Arbitration Association (“AAA”) by two arbitrators appointed, one by Distributor and one by Manufacturer. If the arbitrators appointed cannot agree, they shall thereupon appoint a third arbitrator, or upon their failure to agree upon such third arbitrator, such third arbitrator shall be appointed by the AAA. Any decision by the arbitrators shall be binding upon the parties hereto and may be entered as a final judgment in any court, state or federal, having jurisdiction. If based upon a claim by Manufacturer against Distributor, arbitration in English with similarly selected three arbitrators shall be held in Tokyo, Japan under the Commercial Arbitration Rules of the Japan Commercial Arbitration Association. Any award in such arbitration shall be in writing and shall set forth the reasons therefor. The costs of filing, administrative, and arbitrator fees in connection with arbitration proceedings shall be shared equally between the parties.

11.15 Entire Agreement. This Agreement, together with the Prepayment Agreement, sets forth the entire agreement between the parties hereto, fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof including without limitation the Prior Agreements and the Letter of Intent between the parties dated October 26, 2002, and no change in, modification of or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by both of the parties hereto subsequent to the execution of this Agreement.

        11.16 Effectiveness of Agreement. The parties acknowledge and agree that the effectiveness of this Agreement and the consummation of the transactions contemplated hereby shall be subject to, and conditioned upon, the approval thereof by each party’s board of directors. The date that each of the parties have received such approval and notified the other party in writing of such receipt shall be referred to herein as the “Effective Date.” In no event shall such date be later than 12:00 Noon, United States Eastern Standard Time, January 24, 2003 and, if both parties have not received such approval on or before such date, then this Agreement shall be null and void and have no force or effect.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"Manufacturer"	"Distributor"
i-STAT Corporation	Fuso Pharmaceutical Industries, Ltd.
/s/ WILLIAM P. MOFFITT	/s/ MIKIA TODA

By: William P. Moffitt	By: Mikio Toda
Its: President and Chief Executive Officer	Its: President and Representative Director

EXHIBIT A

PRODUCTS

The Products Distributor shall be entitled to distribute and sell shall be the following:

Cartridges
Cartridge	6
Cartridge	EC6+ (to cease manufacture in February 2003 and cease support at expiration.)
Cartridge	CG4+
Cartridge	EC8+
Cartridge	CG8+
Cartridge	G3+
Cartridge	EG6+
Cartridge	Creatinine
Cartridge	EG7+
Cartridge	EC4+
Analyzers
Analyzer 200
Analyzer 300F
Ancillary Products
Serial Downloader
Network Downloader
Power Supply
Cable Kit
Recharger Tray
Rechargeable Battery
Printer
Box
Control Solutions
Linearity Solutions
CDS Software

As new products are commercialized by Manufacturer, the parties will negotiate the addition of such products to this Exhibit A with a view toward, among other things, the applicability of the products to the Field in the Territory and the mutual profitability of the parties.

EXHIBIT B

FORM OF RESALE CERTIFICATE

        Pursuant to the requirements of Sections 3.1 and 4.2 of that certain Distribution Agreement dated as of January __, 2003 by and between Fuso Pharmaceutical Industries, Ltd., a Japanese corporation (“Fuso”), and i–STAT Corporation, a Delaware corporation (the “Agreement”), Fuso hereby certifies that the following number of Cartridges (as defined in the Agreement) were sold and shipped by Fuso to Third Parties including, without limitation, its dealers for resale to customers in the field of professionally attended human health care and veterinary care in the country of Japan in their respective ordinary courses of business during the quarter commencing ________________, 200_ and terminating ________________, 200_:

      _____________________________________________ Cartridges

      FUSO PHARMACEUTICAL INDUSTRIES, LTD.

_________________________________________

By:
Its:

EXHIBIT C

PRODUCT PRICES

Cartridges

The price of Cartridges shall be *** (the “Minimum Transfer Price” or “MTP”). The price for each Creatinine cartridge shall be *** and shall not be th MTP. The Yen to United States dollar (US$) exchange rate used to translate the Cartridge pricing into US$ shall be calculated every six (6) months, on April 1 and October 1. The MTP is subject to adjustment by both the Yen to US$ exchange rate and NJ Urban Wage Consumer Price Index (CPI) every six (6) months using the formula described below. The initial MTP adjustment will be calculated on April 1st, 2004 for the period from April 1, 2004 through and including September 30, 2004.

The following formula shall be used to calculate the MTP:

1.

The current yen to dollar exchange ratio shall be the determined by calculating the average daily exchange rate for the 6 month period from April 1st through and including September 30th, or from October 1st through and including March 31st, as provided on the by the Oanda Corporation (www.oanda.com) the “Current Exchange Rate”). The base exchange rate shall be 90 yen per US$ (as set in July 1995) (the “Base Exchange Rate”). The change between the Current Exchange Rate and the Base Exchange Rate shall be calculated as a percentage where an increase in the rate (more Yen to the US$) shall cause a negative percentage change result. The resulting yen-to-dollar percentage change shall be multiplied by *** to calculate the Exchange Rate Adjustment Factor for the period.

2.

The current CPI (“Current CPI”) shall be determined by averaging the reported CPI for each of the two months preceding each adjustment date (either April 1 or October 1). The source for the reported CPI shall be the U.S. Department of Labor. The CPI base rate shall be 158.3 (the “Base CPI”) (as set in July 1995). The difference between the Base CPI and Current CPI shall be calculated as a percentage where an increase in the CPI shall cause a positive percentage change to result. The resulting CPI percentage change shall be multiplied by *** to calculate the CPI Adjustment Factor for the period.

3.

The amount of *** shall be subtracted from *** (“Base MTP Without Packaging”). The Base MTP Without Packaging shall be multiplied by the sum of (i) 1.00 plus (ii) the Exchange Rate Adjustment Factor for the period plus (iii) the CPI Adjustment Factor for the period to calculate an adjusted minimum transfer price without packaging for the period (“Adjusted MTP Without Packaging”). The new Minimum Transfer Price for the subsequent six month period shall be the Adjusted MTP Without Packaging plus ***, the fixed packaging amount. In no event shall the calculated new Minimum Transfer Price for the period be less than ***.

PRODUCT	PRICE

Analyzers
Analyzer 200	***
Analyzer 300F	***
Ancillary Products
Electronic Simulator	***
Serial Downloader	***
Network Downloader	***
Power Supply***	***
Cable Kit	***
Recharger Tray	***
Rechargeable Battery	***
Martel Printer***	***
Hewlett Packard Printer***	***
Analyzer Box	***
Control Solutions (3 levels)	***
Linearity Solutions	***
CDS 5 Software	***
CDS 5 yearly Software license fees**	***
CDS 5 Upgrade Software	***
CDS 5 Upgrade yearly Software license fees**	***
CDS 5 Basic* Software	***
CDS 5 Basic yearly Software license fees**	***
HL7 Interface Software	***
HL7 Interface yearly Software license fees**	***

* data transfer functionality only
** Software license fees are payable on a yearly basis effective upon the one year anniversary of the purchase of the relevant software package.
*** Products that may be purchased directly from the OEM supplier by Fuso

EXHIBIT D

CERTIFICATE OF DESTRUCTION

i-STAT Corporation (“Manufacturer”)
104 Windsor Center DriveEast
Windsor, NJ 08520
USA
ATTN: __________________

1. Date: ________________

2.     Quarter covered: ______________ (the “Quarter”)

3.     The following Products were returned by and received from Third Parties during the Quarter:

Product	[Serial Number or Lot Number]	Quantity	Reason for Return

4.     At the request of Manufacturer and in accordance with Section 5.4.2 of the Distribution Agreement, Distributor has permanently destroyed the following Products as of the date hereof.

Product	[Serial Number or Lot Number]	Quantity

This Certificate of Destruction is executed of even date herewith. The undersigned hereby certifies each and every matter contained herein to be true and correct.

_________________
Name:
Title:

EXHIBIT E

FORM OF PURCHASE ORDER

[Month covered/Page #]                                            Date:_____________________

i-STAT Corporation (“Manufacturer”)
104 Windsor Center DriveEast
Windsor, NJ 08520
USA
ATTN: __________________

ORDER SHEET

We are placing an order with Manufacturer for the following articles:

Order No. Article Quality* Quantity** Price Shipment

(Picture of Purchase Order)

* Shelf-life (based on label) left when arriving in Osaka
** Number of lots for each Cartridge should be as small as possible.

Designation: FOB New Jersey, USA
Insurance: To be effected by Distributor
Payment: To be wire transferred

      Fuso Pharmaceutical Industries, Ltd.

By:_________________________

Name:
Title:

EXHIBIT F

SCHEDULE OF DELIVERY OF SAMPLES

Samples of Cartridges of a type determined by Manufacturer in its sole discretion shall be delivered to Distributor in accordance with the following schedule:

Quarter of Delivery End of:	Quantity
***	***

***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***
***	***